EXHIBIT 10.4

                              LICENSING TERM SHEET


PURPOSE: To enter into a licensing agreement for the purpose of exploiting the "Antik Denim" trademark in the footwear category.

PARTIES:                   Antik Denim, a California limited liability company
                           ("Licensor")

                           Titan Industries, Inc., a California corporation ("Licensee")

PRODUCTS:                  Footwear for men and women  bearing the "Antik Denim"
                           trademark   (Licensor  shall  warrant   ownership  of
                           intellectual   property   and   promise  to  maintain
                           integrity thereof)

TERRITORY:                 United  States,   its  possessions  and  territories,
                           Canada and Mexico (right of first refusal on Europe and South America).

TERM: Three years, with the first year containing 18 months, provided, however, that after the first eighteen months, Licensee in its sole discretion shall have the right to cancel this agreement if its sales are not satisfactory.

RENEWAL OPTION:            One five year  renewal  option,  provided no defaults
                           remain uncured at the time of the exercise of the option.

ROYALTY: 6% of Net Sales defined to mean the gross invoice price of footwear sold at wholesale less sales taxes, freight and insurance, the amount of credits allowed for returns and normal trade discounts and sales and markdown allowances actually granted.

MIN. NET SALES
GUARANTY:                  Year One                $ 1.5 million
                           Year Two                $ 2.0 million
                           Year Three              $ 2.5 million

                           Year Four               The greater of (a) 75% of the
                                                   Net Sales of Year Three, or
                                                   (b) $ 5 million

                           Year Five               $15 million
                           Year Six                $15 million

Notwithstanding to foregoing, if the gross sales for Antik Denim, LLC are less than 20 million dollars for year two and any succeeding year, then the royalties shall be reduced


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proportionately on a percentage basis for each such year. For example,  if Antik
Denim, LLC's sales are 25% below $20 million dollars ($15 million), the royalty would be reduced by the same percentage basis for that year, and the same reduction would be applied for any succeeding year that sales are below $20 million.

ADVERTISING
ROYALTY: 2% of the Minimum Net Sales Guaranty for each year shall be spent on advertising, exclusive of participation in trade shows Licensee shall be responsible for all footwear advertising, in its sole discretion.


ADVANCE AGAINST
ROYALTIES:                 Licensee  shall  pay  the  sum of  $22,500  upon  the
                           signing of the License Agreement as an advance against royalties due for the first year of the Agreement. Thereafter, all royalties shall be payable
                           30 days after the close of the each calendar quarter.

MARKETING/
DISTRIBUTION:              Licensee  shall sell the  Licensed  Products  through
                           Licensee's showrooms located in New York City, NY and
                           Huntington Beach, CA. Licensee shall maintain the high image and prestige of the trademark and shall offer only high quality goods. Licensee shall select its customers for distribution in accordance with the foregoing requirement.

DESIGN: Licensor shall have commercially reasonable, subject to time constraints and other conditions, approval rights over all concepts and pre-production samples and production. Licensee and Licensor shall work together to ensure that the Licensed Products are consistent with the apparel lines designed by Licensor on a seasonal basis.

BINDING EFFECT:            The parties  intend this Term Sheet to have a binding
                           effect and agree that upon execution hereof each party will be fully bound. The parties further agree that upon execution hereof, Licensor shall issue mutually acceptable press releases announcing this agreement. Licensee shall issue no press releases on its own accord without the prior written approval of Licensor.

DOCUMENTATION:             Within  30 days  from the date of  execution  of this
                           Term Sheet the parties agree to execute a formal license agreement initially drafted by counsel for Licensor containing standard licensing terms and conditions. If for any reason a formal license agreement is not executed, this letter of intent shall be deemed to be a binding


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                           licensing  agreement  and all missing  terms shall be
                           deemed to be those which are usual and customary in the industry.

DISPUTE RESOLUTION/
VENUE/
FORUM SELECTION:           All disputes  will be settled by binding  arbitration
                           before a retired judge,  in Los Angeles,  California.
                           Attorneys   fees/costs   shall  be   awarded  to  the
                           prevailing party.


AGREED AND ACCEPTED:

LICENSOR:                                  ANTIK DENIM, LLC

                                           By:   /s/ Paul Guez
                                               ---------------------------------
                                                 Paul Guez, Manager

                                           Date: September 8, 2005
                                                 -------------------------------

LICENSEE:                                  TITAN INDUSTRIES, INC.

                                           By:   /s/ Joe Ouaknine
                                               ---------------------------------
                                                 Joe Ouaknine, [title]

                                           Date: September 8, 2005
                                                 -------------------------------